EXHIBIT 5.1


         [FORM OF OPINION OF NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.]


                                  April , 2000

Policy Management Systems Corporation
One PMSC Center
Blythewood, SC 29016

Ladies and Gentlemen:

We are counsel to Policy Management Systems Corporation, a South Carolina corporation ("PMSC"). We are providing you with this opinion in connection with PMSC's Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of Politic Acquisition Corp., a South Carolina corporation ("Politic"), with and into PMSC, pursuant to which (i) the outstanding shares of Politic will be converted into an aggregate of up to 32,457,143 shares of PMSC Common Stock, $.01 par value ("PMSC Common Stock"), and (ii) each holder of PMSC Common Stock will be entitled to elect, with respect to each share of PMSC Common Stock so held, and subject to proration as more specifically set forth in the Agreement and Plan of Merger (the "Merger Agreement"), (y) to receive either $14.00 in cash or (z) to retain one share of PMSC Common Stock. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Registration Statement.

We are familiar with the terms of the Merger Agreement and have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary for the purposes of this opinion and have satisfied ourselves as to such questions of law and matters of fact as we have considered relevant and necessary for purposes of this opinion.

Based on the foregoing, we are of the opinion that the PMSC Common Stock will be validly issued, fully paid and nonassessable when (i) the Registration Statement as finally amended shall have become effective under the Act, (ii) the transactions contemplated by the Merger Agreement, including the Merger, shall have been consummated, and (iii) certificates representing the PMSC Common Stock shall have been duly executed, countersigned, registered and delivered in accordance with the terms of the Merger Agreement.

This opinion is being furnished to you solely in connection with the issuance of the PMSC Common Stock. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any undertaking to update such opinion or to advise you of subsequent developments affecting the same that hereafter may come to our attention.


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Please note that  Stephen G.  Morrison,  a partner with Nelson  Mullins  Riley &
Scarborough, L.L.P., is also the Executive Vice President, Secretary, General Counsel and Chief Administrative Officer of PMSC.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm under "Legal Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.